SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

                  The  undersigned   investment   company  hereby  notifies  the
Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    E.I.I. Realty Securities Fund

Address of Principal Business Offices (No. & Street, City, State, Zip Code):
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                  667 Fifth Avenue, 16th Floor
                  New York, New York 10021

Telephone Number (including area code):              (212) 644-0794
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Name and address of agent for service of process:
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                  Susan J. Penry-Williams, Esq.
                  Kramer, Levin, Naftalis & Frankel
                  919 Third Avenue
                  New York, New York  10022

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes X No

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of New York and state of New York on the 10th day of February, 1998.

                         Signature                E.I.I. Realty Securities Fund
                                                  -----------------------------
                                                  (Name of Registrant)


                                          By:     /s/Susan J. Penry-Williams
                                                  -----------------------------
                                                  Susan J. Penry-Williams
                                                  Trustee

Attest:  /s/ Peter J. O'Rourke
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         Peter J. O'Rourke
         Trustee